SELIGMAN QUALITY MUNICIPAL FUND, INC.
PROXY RESULTS

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 19, 2005,in Sarasota, Florida. The description of each proposal and number of shares voted are as follows:

Election of Directors:

Election by Holders of Preferred Shares:

                                       For                  Withheld
                               ------------------       -------------
Betsy S. Michel                        665                      3
James N. Whitson                       665                      3

Election by Holders of Preferred
Shares and Common Shares:

Brian T. Zino                     4,115,334.023              348,157

Ratification of Deloitte & Touche LLP as independent auditors for 2005:

                                        For        Against    Abstain
                                  ---------------  -------   ----------
                                   4,413,592.453   13,849    36,051.570